Exhibit 99.3

Form of written consent of

the stockholders of

Celleration, Inc.

This Written Consent is solicited by the Board of Directors of Celleration, Inc.

Please return this consent no later than        pm (Central Standard Time) on        , 2015, which is the final date that the board of directors of Celleration, Inc. (“Celleration”) has set for receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of Series AA preferred stock, par value $0.01, and/or of common stock, par value $0.01, of Celleration, on            , 2015, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Celleration Series AA stock and/or common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-202593) of Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), and which more fully describes the proposal below.

1.	Approval of the merger of Celleration with and into ALQA Cedar, Inc., a Delaware corporation and a wholly-owned subsidiary of Alliqua, with ALQA Cedar, Inc. continuing as the surviving corporation, and adoption and approval of the Agreement and Plan of Merger among Alliqua, Celleration, ALQA Cedar, Inc. and certain representatives of the Celleration stockholders, dated as of February 2, 2015, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Celleration by faxing it to Celleration, Inc., Attention: Secretary, at (952) 224-8750, by emailing a “.pdf” copy of your written consent to dwerz@celleration.com or by mailing your written consent to Celleration, Inc. at 6321 Bury Drive, Suite 15 Eden Prairie, MN 55346, Attention: Secretary.

IF AN INDIVIDUAL:	IF AN ENTITY:

(please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(please print or type full title)	(please print or type full title)

Date: __________, 2015	Date: __________, 2015